Exhibit 10.6

AMENDED AND RESTATED ADVISORY AND CONSULTING SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”) is made and entered into as of    , 2026 (the “Effective Date”), by and between Arxis, Inc., a Delaware corporation, (“Pubco” and, together with any of its current or future subsidiaries, whether direct or indirect, the “Company”), and Arcline Investment Management LP, a Delaware limited partnership (“Arcline”).

WHEREAS, reference is made to that certain Advisory Services Agreement, dated November 19, 2020, between Hawkeye TopCo, LP, a Delaware limited partnership (“Hawkeye”), and Arcline, that certain Advisory Services Agreement, dated April 19, 2024, between Ovation TopCo, LP, a Delaware limited partnership (“Kaman”), and Arcline, and that certain Advisory Services Agreement, dated April 12, 2022, between Connector TopCo, LP, a Delaware limited partnership (“Qnnect”), and Arcline (such agreements, the “Existing Advisory Services Agreements”);

WHEREAS, reference is made to that certain Consulting Services Agreement, dated November 19, 2020, between Hawkeye and Arcline, that certain Consulting Services Agreement, dated April 19, 2024, between Kaman and Arcline and that certain Consulting Services Agreement, dated April 12, 2022, between Qnnect and Arcline (such agreements, the “Existing Consulting Services Agreements”);

WHEREAS, pursuant to that certain Reorganization Agreement, dated as of    , 2026, by and among Pubco and the other parties thereto, the Company is engaging in a corporate reorganization (the “Reorganization”) in connection with Pubco’s initial public offering;

WHEREAS, in connection with the Reorganization, Pubco seeks to amend and restate the Existing Advisory Services Agreement and the Existing Consulting Services Agreements; and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Company desires to receive certain Services (as defined below) from Arcline and Arcline desires to perform such Services for the Company.

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Arcline. Upon the terms and subject to the conditions provided in this Agreement, Pubco appoints Arcline, and Arcline accepts such appointment, as an independent contractor to the Company.

2. Services to be Performed. Arcline shall render certain operations and value creation consulting services, including research, strategy, technology, operations and talent (the “Consulting Services”) and the services set forth in Exhibit A hereto and related services (the “Advisory Services” and, together with the Consulting Services, the “Services”), as reasonably requested by the Company from time to time (and agreed by Arcline). Certain of the Services will be rendered by the AVCG (as defined below) and the members thereof. The Company acknowledges and agrees that Arcline (and any employee, officer, director, partner (general or limited), manager, Affiliate (as defined below) or associate of Arcline, including AVCG members) shall only devote as much time and effort to the Services provided for in this Agreement as Arcline reasonably deems necessary. Arcline makes no representations or warranties, express or implied, with respect to the Services to be provided hereunder. Arcline may engage one or more investment banks, financial advisors, accountants, consultants or other service providers to provide the Services and services in addition to those being provided by Arcline. The parties hereto acknowledge and agree that Arcline is not a broker-dealer, securities underwriter or placement agent and, accordingly, if a transaction consists of a public or private offering or other placement of securities or otherwise could be considered broker-dealer services, Arcline shall have the right to act as a financial advisor to the Company and such investment banking firm(s) and/or broker-dealer as the Company and/or Arcline may select shall be engaged as underwriter(s), placement agent(s) or broker-dealers.

3. Independent Contractor. Arcline shall be an independent contractor, and nothing contained in this Agreement shall be deemed or construed (a) to create a partnership or joint venture between the Company and Arcline, (b) to cause Arcline to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (c) to constitute that Arcline or any of its employees has a relationship as an employee, director, officer or agent with, or fiduciary to, the Company. All information, reports, studies, object codes, source codes, flow charts, diagrams or other tangible or intangible work product of any nature or form whatsoever produced, developed, created or improved by or as a result of Arcline’s provision of the Services pursuant to this Agreement shall be the sole and exclusive property of Arcline or its assignee and no right of ownership, title, use or otherwise shall pass to the Company. Arcline’s obligations hereunder are purely contractual in nature and no duty or obligation, arising under law or otherwise, shall be deemed to exist as a result of this Agreement or any of the Services.

4. Investment Opportunities. The Company acknowledges and agrees that Arcline and its Affiliates are engaged in the business of investing in, acquiring and managing, operating, creating value in and monetizing businesses for Arcline’s own account, for the account of Arcline’s investment vehicles, Affiliates and associates and for the account of other unaffiliated parties and investors and that no aspect or element of these activities shall be deemed to be engaged in for the benefit of the Company nor to constitute a conflict of interest. Arcline and its affiliates and their respective owners, officers, members, partners, managers, directors and employees (including, for the avoidance of doubt, the AVCG) (the “Arcline Persons”) shall not be required to present any investments or business opportunities to the Company, but may bring any such opportunities to the attention of the Company which Arcline, in its sole discretion, deems appropriate.

5. Permissible Activities. In recognition that the Arcline Persons currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which one or more Arcline Persons may serve as an operating professional, consultant, advisor, a director or in some other capacity, and in recognition that the Arcline Persons have myriad duties to various investment vehicles, certain investors and partners, and in anticipation that the Company and the Arcline Persons (including investment vehicles sponsored by Arcline or their portfolio companies, or clients of Arcline) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties that may confront any advisor or consultant who desires and endeavors fully to satisfy such advisor’s or consultant’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve Arcline. Arcline’s Services are not exclusive to the Company and Arcline will render similar Services to other persons and entities. Except as Arcline may otherwise agree in writing after the date hereof, and without limiting the generality of Section 4 hereof, the Arcline Persons shall have the right: (a) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company), (b) to directly or indirectly do business with any client or customer of the Company, (c) to take any other action that Arcline believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5, and (d) not to present potential investments, transactions, matters or business opportunities to the Company or any of its direct or indirect Affiliates, and to pursue, directly or indirectly, any such opportunity for itself or its Affiliates, including investment vehicles sponsored by Arcline, and to direct any such opportunity to another person.

6. Fees; Expenses; and Compensation.

6.1. In consideration of the Services to be provided for herein by Arcline, the Company agrees to pay to Arcline the Convertible Consideration on the Effective Date and, commencing on the Effective Date, all Reimbursable Expenses no later than the fifth business day following fiscal quarter end. As used herein: “Convertible Consideration” shall mean one share of Convertible Common Stock (as defined in Pubco’s Amended and Restated Certificate of Incorporation, dated as of , 2026 (“Pubco’s Amended and Restated Certificate of Incorporation”)), in accordance with Pubco’s Amended and Restated Certificate of Incorporation; and “Reimbursable Expenses” shall mean for any period, all fees, guaranteed payments or other cash compensation and related expenses incurred or advanced by or on behalf of Arcline or any Affiliates or associated persons thereof, including, but not limited to, (i) travel expenses (including airfare, hotels, parking, travel agent fees, taxis and car services), meals, reasonable and customary entertainment, conference calls, overnight deliveries (including FedEx and UPS), (ii) legal counsel, accountants, consultants, administrative, or support personnel or other third-party service providers (whether or not Affiliated or associated with Arcline), (iii) the fees and expenses of custodians, outside counsel, consultants, accountants, auditors, investment banks, financial advisors, insurance (D&O, EPL, E&O, etc.) and other similar outside advisors, (iv) costs of regulatory and state filing fees, (v) fees and expenses of the AVCG, (vi) fees and expenses incurred in connection with any offering of securities of the Company (vii) the costs, fees and expenses of acquiring, holding or selling all or any part of the investment or any assets and (viii) an allocable portion of the cash compensation, including guaranteed cash payments, cash fees, other cash incentive-based compensation and/or other cash amounts, including deferred cash compensation (including the employer portion of any payroll or related taxes payable in respect of such amounts and cash charges in respect of employee health and welfare benefits provided to the recipients thereof) payable in respect of any time allocated by employees of Arcline and its Affiliates (including by way of reimbursable advance), in connection with the Services rendered to the Company during such period.

6.2. In further consideration for the receipt of the Convertible Consideration by Arcline, during the period commencing on the date hereof and ending five years after the date of this Agreement or until this Agreement is otherwise Terminated pursuant to Section 7 hereof, Arcline agrees that it shall not shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”), Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”), Class C Common Stock, par value $0.01 per share, of the Company (the “Class C Common Stock”) or Convertible Common Stock (together with Class A Common Stock, Class B Common Stock and Class C Common Stock, “Common Stock”), any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock (such shares of Common Stock, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), including without limitation any such Lock-Up Securities now owned or hereafter acquired by Arcline, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by Arcline someone other than Arcline), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), or (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; provided that, any such restriction on Arcline’s holdings under this Section 6.2 shall only apply to % of the Lock-Up Securities attributable to ownership of Arcline.

6.3. Notwithstanding Section 6.2, Arcline may:

(A) transfer Arcline’s Lock-Up Securities (i) to a partnership, limited liability company or other entity of which Arcline is the legal and beneficial owner of all of the outstanding equity securities or similar interests, (ii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clause (A)(i) above, (iii) (A) to another corporation, partner, limited partner, manager, member, limited liability company, equityholder, shareholder or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of Arcline, or to any investment fund or other entity which fund or entity controls, is controlled by, manages, is managed by or is under common control with Arcline or affiliates of Arcline, or (B) as part of a distribution by Arcline to its current or former partners, members or other equityholders or to the estate of any such partners, members or other equityholders, (iv) by operation of law, (v) (x) in connection with the conversion, exchange or reclassification of any outstanding securities of the Company into shares of Common Stock, or any conversion, exchange or reclassification of the Common Stock, provided that any such shares of Common Stock received upon such conversion, exchange or reclassification shall be subject to the terms of this Agreement, or (vi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)).

7. Term; Termination.

7.1. The term of this Agreement shall commence on the date hereof and expire upon the mutual agreement of Arcline and the Company.

7.2. Arcline may also terminate its engagement under this Agreement upon written notice to the Company. If this Agreement is terminated by Arcline because of the breach of any of the material terms or provisions hereof by the Company, Arcline shall be entitled to recover damages from the Company and shall not be required to mitigate or reduce damages by seeking or undertaking other management arrangements or business opportunities.

7.3. The provisions of Sections 3, 4, 5, and 7 through 21 shall survive any expiration or termination of this Agreement and remain in full force and effect. No termination of this Agreement shall limit the right of Arcline or any other Arcline Person to receive the Convertible Consideration and Reimbursable Expenses accrued prior to such termination in accordance with Section 6 hereof.

8. Limitation of Liability. Neither Arcline nor any of the other Indemnified Parties (as defined below) shall be liable to the Company or any other person for any loss, liability, damage or expense arising out of or in connection with the performance of Services contemplated by this Agreement (including for any mistakes of fact, errors of judgment, losses sustained by the Company or acts or omissions of any kind), unless such loss, liability, damage or expense shall be proven to result directly from the willful misconduct of Arcline, as finally determined in an unappealable judgment by a court of competent jurisdiction. In no event will Arcline or any of the other Indemnified Parties be liable to the Company or any other person for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) except as set forth in Section 9 below. In no event shall the Company’s liability for any and all claims arising out of the Services provided pursuant to this Agreement exceed the fees paid to the Company for such Services.

9. Indemnification of Arcline.

9.1. The Company shall indemnify and hold harmless Arcline, its affiliated investment funds and each of their respective present and future officers, directors, members, managers, Affiliates, employees, controlling persons, agents and representatives (including, for the avoidance of doubt, the AVCG) (and each of their respective officers, directors, members, managers, Affiliates, employees, controlling persons, agents and representatives) (“Indemnified Parties”) from and against all losses, claims, liabilities, obligations, suits, costs, damages and expenses (including attorneys’ fees) arising from, or in any way related to, their performance of Services hereunder, except to the extent that it is determined by a court of competent jurisdiction in a final, nonappealable judgment that such losses, claims, liabilities, suits, costs, damages and expenses resulted directly from their willful misconduct. The Company shall reimburse the Indemnified Parties on a monthly basis for any cost of defending any action or investigation (including attorneys’ fees and expenses) subject to an undertaking from any such Indemnified Party to repay the Company if such party is determined in a final nonappealable judgment not to be entitled to indemnity hereunder. Pubco further agrees, on behalf of itself and the Company, that neither it nor any of its subsidiaries will, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Arcline and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding. THE COMPANY HEREBY ACKNOWLEDGES THAT ARCLINE AND THE OTHER INDEMNIFIED PARTIES SHALL BE INDEMNIFIED FOR ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, LIABILITIES, OBLIGATIONS, DAMAGES, LOSSES, COSTS OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE, PASSIVE, SOLE, JOINT, OR CONCURRENT ORDINARY OR GROSS NEGLIGENCE OR STRICT LIABILITY OF ARCLINE OR ANY OTHER INDEMNIFIED PARTY, AND THAT NEITHER ARCLINE NOR ANY OTHER INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, OBLIGATIONS, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES.

9.2. The Company and its direct and indirect subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) that may be brought against the Indemnified Parties or in which any Indemnified Party may be impleaded with others upon any claims, or upon any matter directly or indirectly related to or arising out of this Agreement or the performance hereof by the Indemnified Parties, except to the extent that it is determined by a court of competent jurisdiction in a final, nonappealable judgment that such losses, claims, liabilities, suits, obligations, costs, damages and expenses resulted directly from the willful misconduct by any of the Indemnified Parties.

9.3. The right to indemnification and the advancement of expenses conferred in this Section 9 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, by-law, or otherwise.

9.4. The Company may maintain insurance, at its expense, to protect any Indemnified Party against any expense, liability or loss described in this Section 9 whether or not the Company would have the power to indemnify such Indemnified Party against such expense, liability or loss under the provisions of this Section 9.

9.5. The obligations of the Company under this Section 9 shall be interpreted without regard to any other indemnification obligations from which the Indemnified Party may benefit (any other person that provides any such other indemnity of any Indemnified Party is hereinafter referred to as an “Other Indemnitor”). Without limiting the generality of the foregoing, the Company hereby agrees:

(i) that the Company shall be the indemnitor of first resort (i.e., its obligations to the Indemnified Party are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Party are secondary);

(ii) that it will not assert that the Indemnified Party must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before the Company must perform any of its expense advancement, reimbursement or indemnification obligations hereunder;

(iii) that the Company shall be required to advance the full amount of expenses incurred by the Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of the Indemnified Party to the extent legally permitted and as required hereby, without regard to any rights that the Indemnified Party may have against any Other Indemnitor;

(iv) that the Company hereby irrevocably waives, relinquishes and releases each Other Indemnitor from any and all claims against such Other Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof;

(v) that no payment by any Other Indemnitor shall affect the foregoing, and each Other Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party against the Company, and if for any reason a court of competent jurisdiction determines that any Other Indemnitor is not entitled to such subrogation, such Other Indemnitor shall have a right of contribution by the Company to such Other Indemnitor with respect to any such payment by such Other Indemnitor; and

(vi) that if a third party seeks to hold an Affiliate of the Indemnified Party responsible for any action or inaction by such Indemnified Party by reason of (or arising in part out of) any event with respect to which the Company has any indemnification obligation under this Section 9, then such Affiliate shall be entitled to indemnification under this Section 9 to the same extent as the Indemnified Party is entitled to indemnification hereunder.

10. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Arcline, the Company and their respective successors and permitted assigns. Neither party may assign, transfer or convey any of its rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder, without the prior written consent of the other party; provided that Arcline (and each of its subsequent assignees) may assign this Agreement or its rights or obligations hereunder, in whole or in part, to any of its Affiliates. In the event of any permitted assignment contemplated by the proviso of the immediately preceding sentence, Arcline shall be released from any further obligations under this Agreement (or the obligations so assigned) arising after the date of such assignment (upon the execution of an undertaking by the applicable assignee to satisfy such obligations). Upon any assignment of this Agreement to an Affiliate, the Company and such assignee may enter into a new agreement between the respective parties.

11. Definitions.

“Advisory Services” has the meaning set forth in Section 2.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph in this Agreement.

“Arcline” has the meaning set forth in the introductory paragraph in this Agreement.

“Arcline Persons” has the meaning set forth in Section 4.

“AVCG” means, collectively, a group of operating professionals that are, in accordance with Arcline’s internal policies as in effect and amended from time to time, (a) employed, engaged or retained from time to time by Arcline or an Affiliate thereof or successor thereto, and (b) designated as members of the Arcline Value Creation Group.

“Company” has the meaning set forth in the introductory paragraph in this Agreement.

“Consulting Services” has the meaning set forth in Section 2.

“Confidential Information” has the meaning set forth in Section 21.

“Effective Date” has the meaning set forth in the introductory paragraph in this Agreement.

“Indemnified Parties” has the meaning set forth in Section 9.1.

“Other Indemnitor” has the meaning set forth in Section 9.5.

“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Pubco” has the meaning set forth in the introductory paragraph in this Agreement.

“Services” has the meaning set forth in Section 2.

12. Tax Forms. On or promptly following the Effective Date and, in any event, prior to any payments being made under this Agreement, Arcline shall provide the Company with a duly executed IRS Form W-9.

13. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or e-mailed to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

If to the Company:

Arxis, Inc.

1332 Blue Hills Avenue

Bloomfield, CT 06002

Attn: Jennifer Allen

Email: J.Allen@arxis.com

If to Arcline:

Arcline Investment Management LP

3803 Bedford Avenue, Suite 106

Nashville, TN 37215

Attn: Gib Efird

Email: gib@arcline.com

14. Severability. The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable, and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

15. Waiver of Jury Trial. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

16. Confidentiality. All advice furnished by Arcline to the Company pursuant to this Agreement shall remain property of Arcline, shall be treated as confidential by the Company (and the Company shall cause each other party with whom it shares such information under confidentiality agreements to treat as confidential) except as required by law or by demand of any regulatory or self-regulatory authority.

17. No Waiver. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege. Any right, power or privilege of any party hereunder may be waived by a party hereto, but only in a written instrument executed by such party.

18. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

19. Entire Agreement; Amendment; Certain Terms. This Agreement contains the entire agreement among the parties hereto with respect to the matters herein contained and supersedes and preempts any prior understandings or agreements by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of this Agreement may be amended only with the prior written consent of Pubco and Arcline. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the laws of any other state.

21. Common Interest. Because Arcline shall, as one of its duties hereunder, manage its Affiliates’ direct or indirect investment in the Company, a common interest exists among the parties hereto and their respective Affiliates and, as such, the parties acknowledge that from time to time they may exchange among themselves oral and written communications, documents, materials, and/or other confidential information (collectively, the “Confidential Information”) about legal and/or regulatory matters that are covered by the attorney-client privilege, the attorney work product doctrine, and/or any other applicable privilege, immunity, or protection from disclosure provided by applicable law. The parties agree that they have common interests with respect to the Confidential Information and further agree that they intend to permit the sharing or exchange of the Confidential Information between and among themselves and their counsel, while preserving and protecting the confidentiality of the Confidential Information and maintaining it as privileged. Accordingly, the parties commit that they will keep the Confidential Information confidential and limit the distribution of it to the parties and their respective counsel, employees, or agents working on matters related to the common interest. The parties understand and acknowledge that the declaration of a common interest between the parties does not in any way affect any liability which may exist or be imposed, nor does it transform or affect any pre-existing attorney-client relationships of any party.

22. Counterparts. This Agreement may be executed in separate counterparts (including by electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(signature page follows)

IN WITNESS WHEREOF, each of the parties has executed or caused this Amended and Restated Advisory and Consulting Services Agreement to be executed as of the date first written above.

ARXIS, INC.

By:
Name:
Title:

Signature Page to Advisory and Consulting Services Agreement

ARCLINE INVESTMENT MANAGEMENT LP

By:
Name:
Title:

Signature Page to Advisory and Consulting Services Agreement

EXHIBIT A

Description of Services

•	Buy-Side Services:

•	Provide assistance and support relating to the identification, negotiation and analysis of the transactions contemplated with respect to the Company.

•	Review and analyze investment banking materials and attending management presentations.

•	Assist in selecting advisors.

•	Select and engage counsel for work.

•	Review and analyze financial, commercial, tax and legal due diligence reports and findings.

•

Provide assistance and support relating to the negotiation of the investment and transaction specific financing (and review of financing alternatives) in connection with the acquisition of the Company.

•	Provide other advice relating to transaction-specific finance matters, including assistance in the preparation of financial projections.

•

Provide general executive, advisory and consulting services relating to the management and operations of the Company, including assessment of commercial and economic relevance and advice and consulting in financial analysis.

•	Sell-Side Services:

•	Prepare or assist in the preparation of overview materials for investment banking presentations, including overall positioning/marketing of the business.

•	Review investment banking presentations and attend presentations.

•	Assist in selecting advisors (banking, accounting, etc.), potentially including investment banking advisors.

•	Select and engage counsel for work.

•	Organize, understand and if necessary reformat historical financials.

•	If necessary, assist in engaging and managing financial advisory firms to help prepare any of the information.

•	Assist in generating weekly or monthly budget for first year, and then quarterly or annual budget for investment banking presentations.

A-1

•	Prepare or assist in the preparation of quality of earnings analysis, including management addbacks, for purposes of financial presentation.

•	If necessary, assist in engaging accounting firms to validate quality of earnings reports.

•

If necessary, assist in engaging environmental studies to prepare Pubco and/or its subsidiaries and Affiliates for sale for buyer’s benefit or to benefit an acquisition by the Company and/or its Affiliates.

•

If necessary, assist in engaging asset appraisal firms to prepare Pubco and/or its subsidiaries and Affiliates for sale for buyer’s benefit or to benefit an acquisition by the Company and/or its Affiliates.

•	Provide assistance and support regarding credit financing for acquisitions by the Company and/or its Affiliates.

•	If necessary, assist in engaging consultants to provide a report on competitive landscape in the Company’s or acquisition target’s sector.

•	Evaluate operations of potential acquisition targets.

•	Assist with add-on acquisitions, including diligence, negotiation of purchase agreement and closing mechanics and funds flows.

•	Help create, review and/or organize diligence materials for electronic data room.

•	Help create, review and/or organize purchase agreement schedules.

•	Help draft confidential information memorandum in conjunction with bankers.

•	Help draft management presentation in conjunction with bankers.

•	Help respond to numerous buyer diligence requests, in conjunction with the Company and bankers.

•	Provide input on confidentiality agreement form to send to buyers, as well as any modifications that potential buyers may request.

•

Provide assistance regarding investment banker’s interactions with buyers, including assisting in determining (1) which recipients to whom to send materials (including identifying which recipients to exclude based on competitive or confidentiality reasons), (2) the type of messaging to be sent to respective buyers, (3) which parties to invite into management meetings, and (4) which party to ultimately select as the buyer and what kind of exclusivity to grant the bidder.

•	Assist in obtaining payoff letters from various creditors and transaction services providers.

A-2

•	Create funds flow document including wiring instructions, and often initiate wires internally.

•	Assist in drafting press release and negotiate with buyer if necessary.

•	Assist in engaging and negotiate tail insurance policy for directors and officers.

•	Following closing, monitor net working capital settlement.

•	Following closing, monitor any potential indemnification claims.

A-3